UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2015
AMERICAN EQUITY
INVESTMENT LIFE HOLDING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Iowa	001-31911	42-1447959
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Indentification No.)

6000 Westown Parkway, West Des Moines, Iowa	50266
(Address of Principal Executive Offices)	(Zip Code)
(515) 221-0002
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 22, 2015, the Board of Directors (the “Board”) of American Equity Investment Life Holding Company (the “Company”) increased the size of the Board from eleven (11) to twelve (12) directors and elected Alan D. Matula to serve as a Class I director to fill the vacancy created by the increase in the number of directors. The initial term for Mr. Matula will expire on the date of the Company’s next Annual Meeting of Shareholders. On that date, Mr. Matula will stand for election to the Board by the Company’s stockholders for a term expiring in 2019. The Board has determined that Mr. Matula is independent under the corporate governance standards of the New York Stock Exchange, Inc. At this time, the Board has not determined the committees, if any, to which Mr. Matula will be appointed.
Mr. Matula currently serves as the Chief Information Officer for Weber-Stephen Products LLC, a privately owned company which manufactures charcoal, gas and electric outdoor grills and accessories. Mr. Matula worked for the Royal Dutch Shell plc organization for over 30 years and served as Chief Information Officer for Royal Dutch Shell plc from 2006 to 2015.
Mr. Matula will receive compensation made available to directors of the Company generally as outlined in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 22, 2015.
There were no arrangements or understandings between Mr. Matula and any other person pursuant to which Mr. Matula was elected to serve as a director, and there are and have been no transactions, either since the beginning of the Company’s last fiscal year or currently proposed, regarding Mr. Matula that are required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2015	AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

	By:	/s/ John M. Matovina
	Name:	John M. Matovina
	Title:	Chief Executive Officer and President